Exhibit 99.1

FOR IMMEDIATE RELEASE

MATRIX SERVICE SELECTED TO CONSTRUCT TANKAGE FOR PARNON STORAGE AT FACILITY

IN CUSHING, OKLAHOMA

Tulsa, OK – February 19, 2008 – Matrix Service Co. (NASDAQ: MTRX), a leading industrial services company, today confirmed that it has added to backlog a contract that its wholly owned subsidiary, Matrix Service, Inc., an industrial service contractor, has been awarded a contract with Parnon Storage, Inc., a 100% wholly owned subsidiary of Parnon Holdings Inc. for construction of aboveground storage tanks (AST) for crude oil storage at the TEPPCO facility in Cushing, Oklahoma. Matrix Service’s work on this project is expected to be approximately $50 million.

The scope of the work will entail turnkey construction of approximately 3 million barrels of tankage and all ancillary work required for a functional facility. The project is expected to be completed by the summer of 2009.

Michael J. Bradley, president and CEO of Matrix Service, said, “We have been progressing under work orders at the job site for several months and are pleased to be expanding our customer base with the final award of the contract. We look forward to completing this project for Parnon Storage as they expand their business.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin, Vice President Finance and CFO

T: +1-918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Trúc Nguyen, Deputy Managing Director

The Global Consulting Group

T: +1-646-284-9418

E: tnguyen@hfgcg.com